Issuer Free Writing Prospectus Filed
Pursuant to Rule 433 Registration
Statement File No.
333-271198
July 2023

INSPIRE
VETERINARY PARTNERS

Free Writing Prospectus

Free Writing Prospectus Statement and Disclaimers

The securities of Inspire Veterinary Partners, Inc. ("Inspire Veterinary," "we," "us," "our" or the "Company") may only be sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "SEC") or an exemption therefrom. This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a registration statement on Form S-1 (including a prospectus, which is currently in preliminary form) (File No. 333-271198) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated July 14, 2023, is available on the SEC website at www.sec.gov/edgar. Alternatively, the Company or the underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact:

Spartan Capital Securities, LLC | telephone: (212) 293-4245; or e-mail: kmonchik@spartancapital.com.

This presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such statements are only predictions, and our actual results may differ materially from those anticipated in these forward-looking statements.

We believe that it is important to communicate future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Factors that may cause such differences include those discussed under Risk Factors in our registration statement filed with the SEC. We do not assume any obligation to update forward-looking statements as circumstances change.

Certain market data information in this presentation is based on management's estimates. Inspire Veterinary obtained the industry, market and competitive position data used throughout this presentation from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Inspire Veterinary believes its estimates to be accurate as of the date of this presentation. However, this information may prove to be inaccurate because of the method by which Inspire Veterinary obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data, and the nature of the data gathering process.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

INSPIRE VETERINARY PARTNERS



CONTENTS

- Industry Overview
- Description of Business
- Acquisition Workflow
- Process and Differentiators
- Team / Personnel Build Out
- Forecasts

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INDUSTRY OVERVIEW

AS OF JANUARY 2023, CONSOLIDATION HAS BEEN UNDERWAY FOR OVER A DECADE

13+ — **NATIONAL CONSOLIDATORS**
Mars, National Veterinary Associates (NVA), Southern Veterinary Partners (SVP), others.

~30 — **REGIONAL CONSOLIDATORS**
Community Vet Partners (CVP), Heart + Paw, Innovetive, Destination Pet, others.

9 — **SPECIALITY AND EMERGENCY**
Ethos, MedVet, Sage, others

INDUSTRY IS LESS THAN 30% CONSOLIDATED



Source: Veterinary Integrations Solutions; Veterinary Consolidators: North American Market Analysis, December 2022

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INDUSTRY OVERVIEW

INDUSTRY REMAINS LARGELY UNCONSOLIDATED

The U.S. pet industry generated $103B in 2020. In 2017 there were 28,000+ pet hospitals in the U.S.*

FAVORABLE BUSINESS OUTLOOK

Largely recession proof, pet spend increasing, insurance use and advancements in care translate to growth

COVID AND MILLENNIAL DATA SHOWS SUSTAINABILITY OF INDUSTRY

Pet ownership continues to increase with millennials adopting pets as 'practice children'



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* Today's Veterinary Business, March 2021; American Veterinary Medical Association (AVMA), November 2018

DESCRIPTION OF THE BUSINESS

WHAT IS INSPIRE, WHAT IS THE 5 YEAR PLAN?



INSPIRE DEFINED

Inspire is an owner of general practice veterinary clinics in the United States. Inspire acquires practices, and, in many cases real estate, and then works with teams on a long-term basis to improve and maintain hospital operations, grow revenues and maximize earnings.

THE NEAR FUTURE

The 5-year plan includes a 10 location per year run rate for acquisitions and a public event within that timeframe which allows Inspire to share equity with all associates working in its locations.

DIFFERENTIATORS

Key relationships from the acquisition process through operations and the unique position of a publicly-traded veterinary services organization, provide us advantages in growth capability, efficiency and employee retention.

ACQUISITION WORKFLOW

HOW DO WE MAKE ACQUISITION DECISIONS?

Source and evaluate hospital targets via direct contact with owners and relationships with industry groups and brokers nationwide.

Post LOI execution, site visit by senior team. Recommendation to purchase moves to BOD. Due diligence commences as does building of post-acquisition transition plan.


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Owner interviews conducted, 3 years of financials thoroughly reviewed, staffing census completed, case mix and demographics analyzed, offer for practice built based on a combination of predictive factors. *Offers are NOT simply based on multiples of net or ‘trailing twelves’.

Post closing, 90-day transition plan already in place, growth strategy is executed upon by Inspire and Blue Heron Consulting.

INSPIRE ADVANTAGES

OUR APPROACH AND THE MAKE UP OF OUR TEAM IS TRULY DIFFERENTIATED

INSPIRE SUPPORTS ITS HOSPITALS WITH TRADITIONAL FIELD LEADERSHIP IN THE FORM OF OPERATIONS AND MEDICAL FIELD LEADERS. IN ADDITION, THE COMPANY PARTNERS WITH INDUSTRY LEADER, BLUE HERON CONSULTING TO PROVIDE COACHES WHICH ACT AS TRAINERS, SKILL BUILDERS AND PROVIDE AN ADDITIONAL LAYER OF SUPPORT TO IVP TEAMS.


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Blue Heron Consulting
Stick Your Neck Out
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INSPIRE HAS INFUSED ITS FOUNDING GROUP, OPERATIONS AND VETERINARY LEADERSHIP TEAMS WITH DEEP ACCUMEN ACROSS ALL DISCIPLINES REQUIRED TO ENABLE THE COMPANY TO SCALE. THE COMPANY LEADERSHIP IS COMPRISED OF EXPERIENCE WITHIN VETMED AND MULTIUNIT OPERATIONS AND CRITICAL FUNCTIONS LIKE HR AND ACCOUNTING.

A STRATEGY WHICH ISN'T 'EXIT DRIVEN' ALLOWS DECISIONS TO BE MADE FOR THE LONG TERM. SHAREHOLDER VALUE AND INTERNAL STAKEHOLDER RETURN ARE LINKED, VERSUS ANTITHETICAL.

WITH AN OPERATIONAL STRATEGY BUILT ON A COHESION OF MEDICINE AND BUSINESS, AS OPPOSED TO A COMBATIVE APPROACH, INSPIRE'S GROWTH PROJECTIONS, ACQUISITION ROADMAP AND LONG TERM GOALS ARE WRITTEN WITH FEASIBILITY AT HOSPITAL LEVEL AS TOP OF MIND.

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WHY DO INSPIRE'S ADVANTAGES MATTER?



ATTRACTING AND RETAINING TALENT ARE KEY

Our ability to offer equity to employees isn't just altruistic, it's a strategic retention tool.

OPERATIONAL ACUMEN AT SCALE

Our leadership team possesses a unique combination of leadership at enterprise scale within VetMed, as well as academia, consulting and ownership.

SKILLSET TO BUY, HOLD AND GROW

A long-term play in ownership of hospitals allows us to build sustained YOY growth which translates to shareholder value.

OPERATIONAL SCALABLITY

A 'PLUG AND PLAY' CONTRACT MODEL ALLOWED INSPIRE TO GROW BY LEVERAGING A FLEXIBLE SUPPORT INFRASTRUCTURE



BLUE HERON CONSULTING – VALUATION, DAILY OPERATIONS AND VETERINARY RECRUITING

KWC CPAS – ACCOUNTING, OPERATIONS FINANCE & CONTROLLER FUNCTIONS; CFO SQUAD - PUBLIC FILING ACCT'ING; KC LLP - AUDITING

VANDEVENTER BLACK; ROSE, GRASCH, CAMENISCH, MAINS & THE CRONE GROUP – CORPORATE, ACQUISITIONS AND SECURITIES LEGAL

CURRENT STATE OF THE BUSINESS

WE PROJECT THAT A TRANSITION POST-IPO WILL BRING RESOURCES IN HOUSE, REDUCE COST AND INCREASE OPS EXCELLENCE


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VETERINARY PARTNERS

- Our consultative and geographically distributed leadership model allow us to operate throughout the United States and we are seeking acquisition targets nationwide.
- We are not bound by a 'hub and spoke' growth methodology which means we are agile in examining potential fits in any state or demographic market area.
- Over time we will 'in-fill' within areas in which we have locations, closing gaps between hospitals and creating the potential for internal case referral.
- Revenue run rate ~$19M, 13 locations across 9 states, ~$3.5M in REI; 3 new locations under LOI which will bring an addition $6M of annual revenue and $2M in REI.
- Post-IPO Corp. Burn ~$272K/mo. (inclusive of ongoing audit/IR/D&O and other public co. expense). Break even projected within 2023. Targeting single digit profit for FY 2023, growing in 2024 and beyond.

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EXPERIENCED LEADERSHIP

INSPIRE IS LED BY A TEAM OF PROVEN PROFESSIONALS

KIMBALL CARR | CEO



30 years of operations, multi-unit and VetMed experience with public and private companies.

STITH KEISER | COO



Deep experience in VetMed ownership, operations, recruiting and consulting.

DR. ALEX QUARTI | VP MEDICAL OPERATIONS



Veterinary leader with decades of private and corporate leadership experience.



RICHARD FRANK | CFO



Decades of finance experience as CFO and COO for private and public companies.

LYNLEY KEYS | DIRECTOR HR



Deep experience leading HR and organizational development with Fortune 100 companies.

ZANDER CARRAWAY | DIR. OF ACQUISITIONS



Decades of business development experience with numerous veterinary companies.

ADDITIONAL SUPPORT AND FIELD LEADERS WITH PROVEN PERFORMANCE FROM VETMED AND FINANCE ARE EXPECTED TO BE ADDED IMMEDIATELY FOLLOWING IPO

IVP'S BOARD OF DIRECTORS CONSISTS OF DIVERSE BACKGROUNDS AND EXPERTISE IN VETMED, FINANCE, INVESTMENT BANKING AND LEGAL

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CO-FOUNDERS FOR THE LONG HAUL

SENIOR LEADERS BRING DEEP OWNERSHIP, OPERATIONS AND VETMED ACUMEN



KIMBALL CARR

CHAIRMAN, PRESIDENT, CEO

WITH A BACKGROUND THAT INCLUDES GROWING LEADERSHIP TEAMS AND ACHIEVING YEAR OVER YEAR RESULTS WITH COMPANIES SUCH AS STARBUCKS COFFEE CO., MARS INC. AND TRUPANION, KIMBALL BRINGS EXPERIENCED LEADERSHIP AND AN UNDERSTANDING OF SCALING BUSINESS OPERATIONS.





STITH KEISER

VICE CHAIRMAN, COO

VIA HIS YEARS OF VETERINARY HOSPITAL OWNERSHIP, FOUNDING OF NUMEROUS VETERINARY COMPANIES AND WORK WITH HUNDREDS OF CLINICS NATIONWIDE, STITH IS DEEPLY NETWORKED AND KNOWLEDGEABLE ABOUT THE VETERINARY BUSINESS.

POST IPO – TRANSITION TO PUBLIC FORM

SCALING TO PROFITABILITY AND THE NEXT PHASE OF GROWTH



FIELD & HQ LEADERSHIP INVESTMENTS

KEY LEADERSHIP ROLES WILL BE ADDED TO FOSTER OPS EXCELLENCE, ENHANCE INTERNAL CONTROLS AND IMPROVE REPORTING CAPABILITIES.

STRONG ACUMEN ADDED TO IVPS CAPABILITIES

EXISTING STAFF IS BEING FURTHER ENHANCED BY NEW PERSONNEL AND IVP COLLECTIVELY HAS EXPERIENCE IN VETMED, PRIVATE AND PUBLIC STRUCTURES, MULTI-UNIT EXPANSIONS AND MORE.

BRINGING SKILLS IN HOUSE

COST SAVINGS COMING FROM SCALE ACHIEVED TO DATE AND THE ABILITY TO BRING ROLES IN HOUSE.

BUILDING OUT THE ORGANIZATIONAL STRUCTURE

KEY PERSONNEL ADDITIONS IN THE NEXT 12 MONTHS


FINANCE CONTROLLER
DIRECTOR OF FIELD OPERATIONS
DIRECTOR OF MEDICAL OPERATIONS
DIRECTOR OF RECRUITING
MARKETING & BD ADDS

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2023 –24 FORECAST



6-8	**ADDL' ACQUISTIONS** EXPANDING FROM GENERAL PRACTICE INTO MIXED ANIMAL, URGENT AND CRITICAL CARE
~ $25M **~ $300K**	**TARGET 2023 REVENUE AND EARNINGS** CONDITIONAL ON NUMBER OF ACQUISITIONS
20 plan **22 stretch**	**UNIT TOTAL FY '23** • GP, EMER., REHAB & MIXED ANIMAL • NATIONAL SPAN • DIVERSIFICATION STRAT PLAN IN PLACE
$35-40M	**LOOK AHEAD TO 2024** • UNIT TARGET ~30 • SEEK INFILL WITHIN MARKETS • TARGET SMALL MULTI-UNIT

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2023 AND BEYOND

OUR PUBLIC EVENT AND NEXT PHASE OF GROWTH



- CONTINUE GP PURCHASES W/ EXPANSION INTO EMERGENCY/CRITICAL CARE
- MULTI-UNIT PURCHASES, EXPANSIONS AND RELOS, POTENTIAL FOR DE NOVO
- SERVICE EXPANSION – PET RESORTS, BOARDING
  NEW VERTICALS IN TECH, LAB AND ANCILLARY SERVICES

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Inspirevet.com